Exhibit 107
Calculation of Filing Fee Tables
Schedule TO
(Form Type)
BEACON ROOFING SUPPLY, INC.
(Name of Subject Company (Issuer))
QUEEN MERGERCO, INC.
(Offeror)

A Wholly Owned Subsidiary of
QXO, INC.
(Parent of Offeror)
QUEEN HOLDCO, LLC
QUEEN TOPCO, LLC
(Other)
Table 1 – Transaction Valuation
	Transaction Valuation*	Fee Rate	Amount of Filing Fee**
Fees to Be Paid	$7,876,148,667.45	0.00015310	$1,205,838.36
Fees Previously Paid	$0		$0
Total Transaction Valuation	$7,876,148,667.45
Total Fees Due for Filing			$1,205,838.36
Total Fees Previously Paid			$1,221,941.44
Total Fee Offsets			$0
Net Fee Due			$0

*
Estimated solely for purposes of calculating the filing fee. The transaction valuation was calculated by adding (i) the product of (A) 61,582,627 shares of common stock, par value $0.01 per share (the “Shares”) of Beacon Roofing Supply, Inc. (“Beacon”), issued and outstanding (as reported in Beacon’s Quarterly Report on Form 10-K for the fiscal year ended December 31, 2024 (the “Form 10-K”)), and (B) the offer price of $124.35 per Share (the “Offer Price”); (ii) the product of (A) 0.9 million Shares subject to issuance pursuant to stock options granted and outstanding (as reported in Beacon’s Form 10-K) and (B) $76.81, which is the difference between the Offer Price and $47.54, the weighted average exercise price of such options (as reported in Beacon’s Form 10-K); and (iii) the product of (A) 1.2 million Shares subject to restricted stock units granted (as reported in Beacon’s Form 10-K) and (B) the Offer Price.

**
The filing fee was calculated in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended, and the Section 6(b) Filing Fee Rate Advisory for Fiscal Year 2025 beginning on October 1, 2024, issued August 20, 2024, by multiplying the transaction value by 0.00015310.